FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

1290 Broadway, Suite 1100

Denver, Colorado 80203

October 4, 2010

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Financial Investors Variable Insurance Trust
Registration Statement on Form N-14
1933 Act File No. 333-169046
1940 Act File No. 811-21987

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned registrant, Financial Investors Variable Insurance Trust, and the undersigned distributor, ALPS Distributors, Inc., each hereby requests that the effectiveness of the above-referenced registration statement be accelerated to October 4, 2010, at 4:00 p.m. (Eastern time), or as soon thereafter as practicable.

If you have any questions, please call David Buhler at (720) 917-0864.

Very truly yours,

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

/s/ David T. Buhler

By: David T. Buhler

Title: Secretary

ALPS DISTRIBUTORS, INC.

/s/ Thomas A. Carter

By: Thomas A. Carter

Title: President